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                                                             Exhibit (d)(14)(ii)

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 1 to Amended and Restated Investment Advisory Agreement ("Amendment No. 1"), dated as of December 12, 2003, between The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (the "Manager") and Firsthand Capital Management, Inc., a corporation organized under the laws of the State of California ("Adviser"), with respect to the AXA Premier VIP Trust.

     The Manager and the Adviser agree to modify and amend the Amended and Restated Investment Advisory Agreement (the "Agreement") dated as of July 31, 2003 between them as follows:

     1. Appendix A. Appendix A to the Agreement, setting forth the Funds of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

     Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth


FIRSTHAND CAPITAL MANAGEMENT, INC.        THE EQUITABLE LIFE ASSURANCE
                                          SOCIETY OF THE UNITED STATES


By:/s/ Kevin Landis                       By:/s/ Peter D. Noris
   -----------------------------------       -----------------------------------
    Name:  Kevin Landis                       Peter D. Noris
    Title: President                          Executive Vice President

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                                   APPENDIX A
                               TO AMENDMENT NO. 1
                             TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT
                                      WITH
                       FIRSTHAND CAPITAL MANAGEMENT, INC.

Related Portfolios                              Annual Advisory Fee Rate ***
--------------------------------------    --------------------------------------

Technology Portfolios, which shall        0.75% of the Firsthand Allocated
consist of the following Allocated        Portion average daily net assets up to
Portions and Other Allocated Portion**    and including $30 million; 0.68% of
(collectively referred to as              the Firsthand Allocated Portions'
"Technology Portfolios"):                 average daily net assets over $30
                                          million up to and including $50
AXA Premier VIP Technology Portfolio*     million; and 0.60% of the Firsthand
AXA Premier Technology Fund*              Allocated Portions' average daily net
EQ/Technology Portfolio*                  assets in excess of $50 million

* Fee to be paid with respect to this Fund shall be based only on the portion of the Fund's average daily net assets advised by the Adviser, which may be referred to as the "Firsthand Allocated Portion."

** Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as "Technology Portfolios."

*** The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion's net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion, used in the fee calculation.